FUND OF FUNDS SERVICE AGREEMENT

This Agreement is entered into by                     (“Financial Intermediary”) and JPMorgan Distribution Services, Inc. (“JPMDS”) effective as of             , 2011.

WHEREAS, Financial Intermediary is the                     of the                     (the “Trust”), an open-end registered management investment company; and

WHEREAS, Financial Intermediary wishes to invest assets of the series of the Trust that are listed on Schedule A (each a “Portfolio”) in shares of the open- end registered management investment companies listed on Schedule A for which JPMDS serves as distributor and shareholder servicing agent (each a “Fund” and collectively, the “Funds”) and JPMDS is willing to permit such investment on the terms and conditions set forth herein.

NOW, THEREFORE, the Financial Intermediary and JPMDS hereby agree as follows:

1.	Financial Intermediary’s Services

Financial Intermediary shall transmit instructions for transactions in shares of the Funds to the Funds in accordance with the terms and conditions of the applicable current prospectus and Statement of Additional Information, the applicable rules, regulations and requirements, and the operating procedures set forth on Exhibit B. In addition, Financial Intermediary will provide to its customers some or all of the services specified in Exhibit C.

2.	Representations, Warranties and Covenants

A. Each party hereby represents, warrants and agrees that:

a)	It has the requisite authority to enter into this Agreement;

b)	The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes its valid and binding obligation; and

c)	It is, and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations.

B. JPMDS hereby represents, warrants and agrees that:

a)	It is duly registered as a broker-dealer pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

b)	The Funds are registered as investment companies under the Investment Company Act of 1940, as amended,(the “1940 Act”) and shares of the Funds are registered under the Securities Act of 1933, as amended.

C. Financial Intermediary represents, warrants and agrees that:

a)	It is registered as an investment adviser under the Investment Advisers Act of 1940 or it is duly registered as a broker-dealer pursuant to the Exchange Act;

b)	The Portfolio is an open-end management company registered with the Securities and Exchange Commission under the 1940 Act that, among other investments, invests in other registered open-end management companies, including open-end management companies that are not affiliated with Financial Intermediary or the Portfolio in reliance upon Section 12(d)(1)(A) {or Section 12(d) (1)(F)?}of the 1940 Act.

c)	The Portfolio will not knowingly make investments in a Fund, that, {if relying on 12(d) (1)(F), together with the investments in the same Fund by all affiliated persons of the Portfolio}, exceeds two and one-half percent (2.5%) of a Fund’s outstanding shares at the time of the investment.

d)	It has adopted, implemented and will monitor, on a continuous basis, its compliance with procedures designed to limit the value of the Portfolio’s investments in a Fund so that the Portfolio’s investments in a Fund, {if relying on 12(d) (1)(F), together with the investments in the same Fund by all affiliated persons of the Portfolio}, will not exceed two and one-half percent (2.5%) of a Fund’s outstanding shares at the time of the investment.

e)	It acknowledges that the shareholder base of certain of the Funds may be concentrated in one or two financial intermediaries with investment discretion over their customers’ investments in the Funds. If substantial redemptions of Fund shares by such financial intermediaries cause the Portfolio’s percentage ownership of the total outstanding stock of such Fund to exceed 5% and JPMDS requests the Portfolio to redeem Fund shares to bring its percentage ownership below 5%, Financial Intermediary agrees that it will promptly redeem sufficient Fund shares to reduce the Portfolio’s ownership percentage as requested.

f).	It acknowledges and agrees that JPMDS and the Funds reserve the right at any time to reject any purchase request or prohibit all future purchase requests from the Portfolio or to suspend the offering of shares of the Funds in their sole discretion.

g).	It acknowledges and agrees that JPMDS and the Funds reserve the right in their sole discretion to lower the maximum percentage, set forth in Paragraph 3(c) above, of a Fund’s outstanding shares the Portfolio is permitted to purchase upon at least 10 days advance notice to Financial Intermediary.

h)	It agrees that the Portfolio’s investment in a Fund will be held in a direct or disclosed account with the Fund and not commingled with any other of Financial Intermediary’s investments in such Fund and will be registered on the Fund’s books in the Portfolio’s name or other identifiable manner agreed upon by Financial Intermediary and JPMDS.

i)	It, along with the Trust and its service provider, it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the i) verification of the identity of its customers and the source of its customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or JPMDS with any requested information about the Portfolio or its investors in the event that the Funds and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

3.	Financial Intermediary’s Certifications

A. Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended; and

(ii)	the Funds’ prospectus.

B. Financial Intermediary further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and the Funds’ prospectus requirements with respect to late trading, market timing and abusive trading practices

(ii)	upon request, will provide information and further certification to JPMDS or its designee to verify compliance with this Section 3 of the Agreement; and

(iv)	will cooperate in monitoring and enforcing the Funds’ market timing, late trading, and any redemption fee policies as set forth in the Funds’ prospectus and such other policies established by the Funds from time to time.

5.	Indemnification

A. Financial Intermediary shall indemnify and hold harmless JPMDS, each Fund, the transfer agent of the Funds, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(ii)	any actions or omissions of JPMDS, any Fund, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

B. JPMDS shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(ii)	any alleged untrue statement of a material fact contained in any Fund’s registration statement or prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

C. Neither JPMDS nor Financial Intermediary shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the parties may otherwise have.

D. The agreement of the parties in this Section 4 to indemnify each other is conditioned upon the party entitled to indemnification (Indemnitee) promptly giving notice to the party required to provide indemnification (Indemnitor) as to any claim as to which indemnity may be sought. The Indemnitor shall have the option to defend the Indemnitee against any such claim or any litigation arising from it, in which case the defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee. The Indemnitee may retain additional counsel at its expense. The failure of the Indemnitee to give notice as provided in this Sub-section (D) shall not relieve the Indemnitor from any liability other than its indemnity obligation under this Section. The Indemnitor may not settle any action without the written consent of the Indemnitee unless such settlement completely and finally releases the Indemnitee from any and all liability. Except with the prior written consent of the Indemnitor, the Indemnitee may not confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify.

E. The provisions of this Section 5 shall survive the termination of this Agreement.

6.	Communications.

a)	Financial Intermediary and its agents shall not make representations concerning a Fund except those contained in the Fund’s current prospectus, or in current advertising materials or sales literature furnished or approved in writing in advance by JPMDS. Any supplemental sales literature, if distributed, must include an offering of the relevant Fund’s prospectus.

b)	Financial Intermediary agrees to provide to JPMDS such periodic reports as JPMDS or its designee may reasonably request.

c)	JPMDS shall provide or cause to be provided to Financial Intermediary or its designee (i) daily net asset values per share of shares of the Funds, the other information regarding the funds described in Schedule B, and (ii) upon request, such information as may be necessary for the Portfolio or its investment manager to report ownership of the Funds, as required under the federal securities laws.

d)	Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds in which the Portfolio invests.

7.	Confidentiality.

A. The parties agree that during the term of this Agreement a party to this Agreement may receive (“Receiving Party”) or have been given access to certain confidential or proprietary information and/or intellectual property of the other party (“Disclosing Party”) (collectively, “Confidential Information”). Confidential Information shall mean any and all information, in whatever form or media, including without limitation business and marketing plans, financial records and customer information. Receiving Party agrees that it will use its best efforts to hold any Confidential Information it receives in confidence and will not use, disclose or distribute Confidential Information except (i) as may be necessary in the ordinary course of performing the activities, services and transactions contemplated by this Agreement; (ii) with the written consent of the Disclosing Party; or (iii) as required by law, judicial process or regulatory requirements. For purposes of this Agreement, Confidential Information does not include information which (i) the Receiving Party can show was lawfully in the possession of the Receiving Party or its agents prior to disclosure of that information to the Receiving Party or its agents by the Disclosing Party or on behalf of the Disclosing Party; (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Agents, (iii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, or (iv) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party.

B. All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to shareholders of the Portfolios who are customers of the Financial Intermediary is and shall remain the sole property of the

Financial Intermediary and shall not be disclosed to or used by the Funds, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 7.B shall not prohibit the Financial Intermediary, the Funds, JPMDS, or any of their affiliates from utilizing the names of such customers, for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

8.	Non-Exclusivity; Operations of Funds.

(a)	Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

(b)	In no way shall the provisions of this Agreement limit the authority of JPMDS or any of its affiliates to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of shares of the Funds, including the right to suspend sales or withdraw the offering of shares of the Funds.

9.	Termination

This Agreement may be terminated as follows:

(a)	by any party as to any Fund without cause by giving the other party at least thirty (30) days’ written notice. The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time if required by applicable law, rule, regulation, order, or instruction by a court of competent jurisdiction or regulatory body or self-regulatory organization with jurisdiction over JPMDS or Financial Intermediary.

10.	Amendment.

No amendment or waiver of any provision of this Agreement will be binding unless in writing and executed by the parties hereto.

11.	Notices.

All notices hereunder shall be in writing (and shall be deemed to have been duly given three business days after such notice is sent) by delivery in person, registered or certified mail, overnight commercial courier or confirmed facsimile as follows:

If to Financial Intermediary:

If to JPMDS:

JPMDS Name: JPMorgan Distribution Services, Inc.

Street Address:	US Mail Address:

1111 Polaris Parkway	P. O. Box 711235
Columbus, Ohio 43240	Columbus, Ohio 43271-1235
Attention: President
Phone: 614-213-3041

12.	Assignment and Governing Law.

This Agreement may not be transferred or assigned (as that term is defined in the 1940Act) by either JPMDS or Financial Intermediary without the written consent of both parties, and shall be construed in accordance with the laws of the State of New York.

13.	Delegation of Duties.

Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

                                                                                                                               .

By:
Name:
Title:
Date:

JPMORGAN DISTRIBUTION SERVICES, INC.

By:
Name:
Title:
Date:

SCHEDULE A

THE PORTFOLIOS

[TBD]

JPMORGAN FUNDS IN WHICH THE PORTFOLIOS MAY INVEST

[TBD]

SCHEDULE B

OPERATING PROCEDURES

JPMDS and Financial Intermediary shall follow the following operating procedures in connection with transactions in shares of the Funds Shares by the Portfolios through Financial Intermediary, except as otherwise agreed to in writing by the parties.

A.	Net asset value per share is generally provided on a daily basis to NASDAQ by 5:55 p.m. Eastern time. Net asset value can be provided directly to Financial Intermediary after 7:00 p.m. Eastern time upon request.

B.	JPMDS will furnish notice of the declaration of any income, dividends, or capital gains distributions payable by the Funds. This information will include the ex, record and payable dates along with the Fund’s reinvestment price. Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

C.	Dividends and capital gains distributions paid for each of the JPMorgan Funds are automatically reinvested in additional shares of the same Fund unless Financial Intermediary has elected to have them paid in cash.

D.	Execution of orders for Shares

(i) The execution of all orders for Share transactions will be subject to the terms of the Fund’s prospectus, these Operating Procedures and, if executed through Fund/SERV, the DTCC’s rules and procedures.

(ii) orders to purchase or redeem shares of the Funds received by JPMDS from Financial Intermediary prior to the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET”)) (“Market Close”) on any day that a Fund is open for business (“Business Day”) will be executed at the net asset value calculated as of the Market Close on the Business Day that JPMDS received the order. Any orders received by JPMDS from Financial Intermediary after Market Close on any Business Day will be executed a the net asset value calculated as of the Market Close on the next Business Day.

E. Payments for the purchase of shares of the Funds shall be made as specified in the Funds’ currently effective prospectus. If payment for any purchase order is not received in accordance with the terms of the prospectus, JPMDS reserves the right, without notice, to cancel the sale and to hold Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

F. Issuance and transfer of each Fund’s shares will be by book entry only. The Funds will not issue stock certificates.

G. The Fund or its designee will provide Financial Intermediary with confirmations of executed trades through Fund/SERV when applicable or by mail or electronic means. Periodic account statements will be provided to Financial Intermediary showing the total number of shares of the Funds held, share transactions, dividends and other distribution during the statement period, and such other information as may be required from time to time.

SCHEDULE C

SERVICES PROVIDED BY FINANCIAL INTERMEDIARY

Financial Intermediary hereby agrees to provide some or all of the personal shareholder liaison services and account information services (“Shareholder Services”) described in this Exhibit C.

For purposes of this Agreement, Shareholder Services shall include:

a)	assisting in establishing and maintaining accounts with the Funds;

b)	answering Customer inquiries (through electronic and other means) regarding account status and history, Share prices, dividend amounts and payment dates, and the manner in which purchases and redemptions of Shares may be effected;

c)	providing Customers with information through electronic means;

d)	assisting Customers in completing application forms, designating and changing dividend options, account designations and addresses;

e)	facilitating the settlement with the Fund of Customers’ Share transactions in accordance with the Fund’s prospectus and this Agreement;

f)	verifying Customer requests for changes to account information;

g)	handling correspondence from Customers about their accounts; and

h)	providing such other shareholder services as JPMDS or a Customer may reasonably request.